Filed pursuant to Rule 424(b)(5)
File No. 333-216191

Amendment No. 1 to Prospectus

Supplement dated April 2, 2018

(to Prospectus dated March 7, 2017)

ZION OIL & GAS, INC.

This Amendment No. 1 to prospectus supplement amends the prospectus supplement dated April 2, 2018. This amendment to prospectus supplement should be read in conjunction with the prospectus supplement dated April 2, 2018 and the base prospectus dated March 7, 2017. This Amendment No. 1 is incorporated by reference into the original prospectus supplement. This Amendment No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus supplement, including any amendments or supplements thereto.

The record date for participating in the Rights Offering has been modified from March 12, 2018 to April 13, 2018. Accordingly all references to the “Record Date” or similar term in the original prospectus supplement indicating a Record Date of March 12, 2018 are hereby deleted and replaced with a new Record Date of April 13, 2018, 5 pm Eastern Time.

In addition, all references to the warrant symbol of “ZNWAI” are hereby deleted. The warrants, which are not tradable, will continue to be included in the Rights Offering but the Company will use the designation “ZNWAI” internally for tracking purposes only.

All other terms of the Rights Offering, including the expiration date, remain unchanged.

Investing in our common stock is very risky. See "Risk Factors" commencing at page S-12 of the prospectus to read about the risks that you should consider before buying shares of our stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this amendment No. 1 to prospectus supplement is April 3, 2018.